Free Writing Prospectus	Filed pursuant to Rule 433
Dated May 14, 2019	Registration Nos. 333-228954
and 333-228954-01

*Full Pricing* $751.14mm CNH 2019-B Equipment ABS *No Grow*

Joint-Bookrunners: Citi (str), Credit Agricole Securities, Mizuho Securities, and Santander

Co-Managers: Academy Securities, Lloyds, and Morgan Stanley

~ Anticipated Capital Structure ~

CL	AMT($MM)	WAL	S&P/F	E.Fin	L.Fin	BENCH	SPRD	YIELD%	CPN	$PRICE

A1	229.00	0.45	A-1+/F1+	2/20	6/12/20	IntL	+2	2.56560%	2.56560	$100.00000
A2	230.00	1.17	AAA/AAA	2/21	9/15/22	EDSF	+17	2.567%	2.55	$99.99615
A3	225.00	2.65	AAA/AAA	3/23	8/15/24	IntS	+30	2.542%	2.52	$99.97794
A4	50.24	3.88	AAA/AAA	4/23	5/15/26	IntS	+45	2.661%	2.64	$99.97656
B	16.90	3.90	AA-/A+	4/23	11/16/26	IntS	+68	2.891%	2.87	$99.98628

Transaction Details:

* BBG Ticker: CNH 2019-B

* Registration: SEC-Registered

* Exp Ratings: S&P and Fitch

* Min Denoms: $1,000 x $1

* Settle: 5/22/19

* First Pay: 6/17/19

* ERISA Eligible: Yes

* Exp Pricing: Priced

* B&D: Citi

Available Information:

* Preliminary Prospectus, FWP, CDI file (all attached)

* Deal Roadshow:

https://dealroadshow.finsight.com/ Password: CNH19B

* Intex: XCNHEQ19B Password: YA7A

CUSIPS:

Class A-1: 12596TAA9

Class A-2: 12596TAB7

Class A-3: 12596TAC5

Class A-4: 12596TAD3

Class B : 12596TAE1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.